CARMAX REPORTS SECOND QUARTER RESULTS

Richmond, Va., September 21, 2016 – CarMax, Inc. (NYSE:KMX) today reported results for the second quarter ended August 31, 2016.

▪	Net sales and operating revenues increased 2.9% to $4.00 billion.

▪	Used unit sales in comparable stores increased 3.1%.

▪	Total used unit sales rose 7.0%.

▪	Total wholesale unit sales declined 1.3%.

▪	CarMax Auto Finance (CAF) income declined 2.4% to $96.0 million.

▪
Net earnings declined $9.9 million, or 5.7%, to $162.4 million, while net earnings per diluted share rose 2.4% to $0.84. Net earnings for this year’s second quarter was reduced by $6.8 million, net of tax, or $0.04 per diluted share, related to the modification of equity awards held by our recently retired chief executive officer. As previously disclosed, net earnings for last year’s second quarter was increased by $6.4 million, net of tax, or $0.03 per diluted share, related to a change in timing of our recognition of reconditioning overhead costs.

Second Quarter Business Performance Review

Sales. Total used vehicle unit sales grew 7.0% and comparable store used unit sales rose 3.1% versus the prior year’s second quarter. The comparable store sales performance reflected a solid increase in conversion that was partially offset by a decrease in store traffic. Our sales performance included a reduction in the Tier 3 sales mix to 9.5% of used unit sales from 13.7% in the prior year’s second quarter. Tier 3 sales represent those financed by our Tier 3 third-party finance providers (those to whom we pay a fee) and those in CAF’s Tier 3 loan origination activity. For the non-Tier 3 customer base, comparable store used unit sales rose 8.1%.

Wholesale vehicle unit sales declined 1.3% versus the second quarter of fiscal 2016. Compared with the second quarter of last year, we had a calendar shift that resulted in one fewer Monday auction date, and the majority of our wholesale auctions are held on Mondays. Excluding the effect of the calendar shift, we estimate this year’s wholesale vehicle units would have increased 1.4% versus last year’s quarter.

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Other sales and revenues declined 4.8% compared with the second quarter of fiscal 2016, primarily reflecting a decrease in new vehicle sales due to the disposal of two of our four new car franchises during fiscal 2016. Extended protection plan (EPP) revenues increased 17.1%, reflecting the growth in our used unit sales and pricing changes. In addition, last year’s EPP revenues were reduced by an increase in estimated cancellation reserves. Net third-party finance fees improved by 43.3%, primarily due to the reduced proportion of our sales attributable to Tier 3 finance providers.

Gross Profit. Total gross profit increased 4.6% versus last year’s second quarter, to $545.4 million. Used vehicle gross profit rose 6.7%, driven by the 7.0% increase in total used unit sales. Used vehicle gross profit per unit was consistent at $2,160 versus $2,166 in the prior year period. Wholesale vehicle gross profit declined 9.7% versus the prior year’s quarter, reflecting the 1.3% decline in wholesale unit sales and a decrease in wholesale vehicle gross profit per unit to $870 from $951. Other gross profit increased 13.6%, primarily reflecting the improvement in EPP revenues and net third-party finance fees, partially offset by the effect of the $10.4 million favorable adjustment to service department gross profits recorded in last year’s second quarter. This adjustment resulted from a change in timing of our recognition of reconditioning overhead costs. The decrease in new vehicle sales did not significantly affect other gross profit.

SG&A. Compared with the second quarter of fiscal 2016, SG&A expenses increased 10.7% to $366.1 million. The growth reflected the 11% increase in our store base since the beginning of last year’s second quarter (representing the addition of 16 stores) and a $17.7 million increase in share-based compensation expense, partially offset by a $9.7 million year-over-year decrease in the accrual for the company’s incentive pay. This year’s second quarter share-based compensation expense included $10.9 million related to a modification by the Board of Directors of certain equity awards previously granted to our recently retired chief executive officer. As a result of the modification, Mr. Folliard was effectively provided retirement treatment under the terms of the awards, notwithstanding the fact that he was not yet 55 years old. No changes were made to the original vesting schedules, termination dates or strike prices of his awards. SG&A per used unit was $2,187 in the current quarter, up $74 year-over-year. The increase in share-based compensation expense increased SG&A per unit by $102.

CarMax Auto Finance.(1) Compared with last year’s second quarter, CAF income declined 2.4% to $96.0 million. The decline was due to an increase in the provision for loan losses and a lower total interest margin percentage, partially offset by the effects of the growth in average managed receivables. The increase in the provision for loan losses reflected the combined effects of some unfavorable loss experience in the current year’s quarter and the growth in managed receivables. Average managed receivables grew 11.7% to $10.05 billion. The total interest margin, which reflects the spread between interest and fees charged to consumers and our funding costs, declined to 5.9% of average managed receivables from 6.2% in last year’s second quarter. The total interest margin has now been at 5.9% for three consecutive quarters. The allowance for loan losses as a percentage of ending managed receivables was 1.08% as of August 31, 2016, compared with 0.96% as of August 31, 2015, and 1.05% as of May 31, 2016.

During the second quarter of fiscal 2017, we entered into a new $100 million warehouse facility that will be used to fund CAF’s Tier 3 loan origination activity. This facility has a one year term, expiring August 1, 2017.

(1)	Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.

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Interest Expense. Interest expense rose to $13.9 million in the second quarter of fiscal 2017 from $7.5 million in the prior year’s quarter. The increase reflected the combination of planned higher average outstanding debt levels in fiscal 2017 as part of our capital structure strategy, as well as growth in our finance and capital lease obligations, which resulted from the extension of select store leases beyond their original term.

Store Openings. During the second quarter of fiscal 2017, we opened three stores, including two stores in new markets (El Paso, Texas, and Bristol, Tennessee) and one in an existing market (our third store in Boston, Massachusetts). Subsequent to the end of the quarter, we entered the Boise, Idaho, market with one store.

Share Repurchase Activity. During the second quarter of fiscal 2017, we repurchased 2.4 million shares of common stock for $125.8 million pursuant to our share repurchase program. As of August 31, 2016, we had $1.89 billion remaining available for repurchase under the program.

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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2016	2015	Change	2016	2015	Change
Used vehicle sales	$3,300.8	$3,150.2	4.8%	$6,729.8	$6,442.9	4.5%
Wholesale vehicle sales	560.4	591.8	(5.3)%	1,128.1	1,168.4	(3.4)%
Other sales and revenues:
Extended protection plan revenues	75.1	64.1	17.1%	151.3	135.8	11.4%
Third-party finance fees, net	(8.3)	(14.6)	43.3%	(20.2)	(31.6)	36.0%
Other (1)	69.2	93.4	(25.9)%	134.6	184.3	(27.0)%
Total other sales and revenues	136.0	142.9	(4.8)%	265.7	288.5	(7.9)%
Total net sales and operating revenues	$3,997.2	$3,884.9	2.9%	$8,123.6	$7,899.8	2.8%

(1)
Includes service department and new vehicle sales. In the fourth quarter of fiscal 2016, we reclassified new vehicle sales to other sales and revenues and no longer present new vehicle sales. Prior period amounts have been revised for this new presentation.

Unit Sales

	Three Months Ended August 31			Six Months Ended August 31
	2016	2015	Change	2016	2015	Change
Used vehicles	167,412	156,516	7.0%	338,488	321,026	5.4%
Wholesale vehicles	105,108	106,522	(1.3)%	208,570	208,152	0.2%

Average Selling Prices

	Three Months Ended August 31			Six Months Ended August 31
	2016	2015	Change	2016	2015	Change
Used vehicles	$19,530	$19,983	(2.3)%	$19,696	$19,915	(1.1)%
Wholesale vehicles	$5,119	$5,336	(4.1)%	$5,193	$5,391	(3.7)%

Vehicle Sales Changes

	Three Months Ended August 31		Six Months Ended August 31
	2016	2015	2016	2015
Used vehicle units	7.0%	9.2%	5.4%	9.2%
Used vehicle revenues	4.8%	7.9%	4.5%	7.7%

Wholesale vehicle units	(1.3)%	8.7%	0.2%	6.7%
Wholesale vehicle revenues	(5.3)%	11.6%	(3.4)%	8.6%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended August 31		Six Months Ended August 31
	2016	2015	2016	2015
Used vehicle units	3.1%	4.6%	1.6%	4.8%
Used vehicle revenues	0.9%	3.3%	0.6%	3.3%

(1)
Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Selected Operating Ratios

	Three Months Ended August 31				Six Months Ended August 31
(In millions)	2016	% (1)	2015	% (1)	2016	% (1)	2015	% (1)
Net sales and operating revenues	$3,997.2	100.0	$3,884.9	100.0	$8,123.6	100.0	$7,899.8	100.0
Gross profit	$545.4	13.6	$521.4	13.4	$1,118.0	13.8	$1,065.2	13.5
CarMax Auto Finance income	$96.0	2.4	$98.3	2.5	$196.7	2.4	$207.4	2.6
Selling, general, and administrative expenses	$366.1	9.2	$330.8	8.5	$746.4	9.2	$680.6	8.6
Interest expense	$13.9	0.3	$7.5	0.2	$25.0	0.3	$14.6	0.2
Earnings before income taxes	$261.7	6.5	$279.8	7.2	$544.4	6.7	$575.8	7.3
Net earnings	$162.4	4.1	$172.2	4.4	$337.7	4.2	$354.2	4.5

(1)	Calculated as a percentage of net sales and operating revenues.

Gross Profit

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2016	2015	Change	2016	2015	Change
Used vehicle gross profit	$361.7	$338.9	6.7%	$738.3	$700.8	5.3%
Wholesale vehicle gross profit	91.5	101.3	(9.7)%	194.4	206.2	(5.7)%
Other gross profit	92.2	81.2	13.6%	185.3	158.2	17.1%
Total	$545.4	$521.4	4.6%	$1,118.0	$1,065.2	5.0%

Gross Profit per Unit

	Three Months Ended August 31				Six Months Ended August 31
	2016		2015		2016		2015
	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$2,160	11.0	$2,166	10.8	$2,181	11.0	$2,183	10.9
Wholesale vehicle gross profit	$870	16.3	$951	17.1	$932	17.2	$990	17.6
Other gross profit	$551	67.8	$519	56.8	$547	69.7	$493	54.8
Total gross profit	$3,258	13.6	$3,331	13.4	$3,303	13.8	$3,318	13.5

(1)
Calculated as category gross profit divided by each category’s respective units sold, except the other and total categories, which are calculated by dividing their respective gross profit by used units sold.

(2)	Calculated as a percentage of its respective sales or revenue.

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SG&A Expenses

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2016	2015	Change	2016	2015	Change
Compensation and benefits (1)	$199.3	$180.3	10.5%	$415.9	$382.1	8.8%
Store occupancy costs	75.1	68.6	9.5%	146.8	133.9	9.6%
Advertising expense	34.5	34.8	(0.9)%	69.3	68.5	1.2%
Other overhead costs (2)	57.2	47.1	21.4%	114.4	96.1	19.0%
Total SG&A expenses	$366.1	$330.8	10.7%	$746.4	$680.6	9.7%
SG&A per used unit	$2,187	$2,113	$74	$2,205	$2,120	$85

(1)	Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.

(2)	Includes IT expenses, insurance, non-CAF bad debt, travel, preopening and relocation costs, charitable contributions and other administrative expenses.

Components of CAF Income and Other CAF Information

	Three Months Ended August 31				Six Months Ended August 31
(In millions)	2016	% (1)	2015	% (1)	2016	% (1)	2015	% (1)
Interest margin:
Interest and fee income	$190.2	7.6	$169.8	7.6	$374.3	7.6	$334.6	7.6
Interest expense	(41.8)	(1.7)	(30.8)	(1.4)	(81.2)	(1.6)	(58.8)	(1.3)
Total interest margin	148.4	5.9	139.0	6.2	293.1	5.9	275.8	6.2
Provision for loan losses	(35.7)	(1.4)	(25.6)	(1.1)	(62.3)	(1.3)	(39.2)	(0.9)
Total interest margin after
provision for loan losses	112.7	4.5	113.4	5.1	230.8	4.7	236.6	5.4

Total other expense	—	—	(0.1)	—	—	—	(0.1)	—

Total direct expenses	(16.7)	(0.7)	(15.0)	(0.7)	(34.1)	(0.7)	(29.1)	(0.7)
CarMax Auto Finance income	$96.0	3.8	$98.3	4.4	$196.7	4.0	$207.4	4.7

Total average managed receivables	$10,049.8		$8,993.9		$9,897.4		$8,829.3
Net loans originated	$1,435.3		$1,323.5		$2,878.7		$2,688.1
Net CAF penetration rate	45.3%		43.3%		44.6%		43.0%
Weighted average contract rate	7.4%		7.2%		7.5%		7.3%

Ending allowance for loan losses	$109.7		$87.8		$109.7		$87.8

Warehouse facility information:
Ending funded receivables	$1,697.0		$1,243.0		$1,697.0		$1,243.0
Ending unused capacity	$1,103.0		$1,257.0		$1,103.0		$1,257.0

(1)	Percentage of total average managed receivables (quarterly amounts are annualized).

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Earnings Highlights

	Three Months Ended August 31			Six Months Ended August 31
(In millions except per share data)	2016	2015	Change	2016	2015	Change
Net earnings	$162.4	$172.2	(5.7)%	$337.7	$354.2	(4.7)%
Diluted weighted average shares outstanding	193.6	209.6	(7.6)%	194.4	210.6	(7.7)%
Net earnings per diluted share	$0.84	$0.82	2.4%	$1.74	$1.68	3.6%

Planned Store Openings

We currently plan to open the following stores within 12 months from August 31, 2016:

Location	Television Market	Market Status	Planned Opening Date
Meridian, Idaho (1)	Boise	New	Q3 Fiscal 2017
Maple Shade, New Jersey	Philadelphia	Existing	Q3 Fiscal 2017
Daytona Beach, Florida	Orlando/Daytona Beach	Existing	Q3 Fiscal 2017
Kentwood, Michigan	Grand Rapids/Kalamazoo	New	Q3 Fiscal 2017
Fremont, California	San Francisco/Oakland/San Jose	Existing	Q3 Fiscal 2017
Santa Rosa, California	San Francisco/Oakland/San Jose	Existing	Q3 Fiscal 2017
Palmdale, California	Los Angeles	Existing	Q4 Fiscal 2017
Murrieta, California	Los Angeles	Existing	Q4 Fiscal 2017
Mobile, Alabama	Mobile/Pensacola	New	Q4 Fiscal 2017
Albany, New York	Albany	New	Q4 Fiscal 2017
Puyallup, Washington	Seattle/Tacoma	New	Q1 Fiscal 2018
Lynnwood, Washington	Seattle/Tacoma	Existing	Q1 Fiscal 2018
Pensacola, Florida	Mobile/Pensacola	Existing	Q1 Fiscal 2018
Waterbury, Connecticut	Hartford/New Haven	Existing	Q2 Fiscal 2018
San Jose, California	San Francisco/Oakland/San Jose	Existing	Q2 Fiscal 2018
Salisbury, Maryland	Salisbury	New	Q2 Fiscal 2018

(1) Store opened in September 2016.

Normal construction, permitting or other scheduling delays could shift the opening dates of any of these stores into a later period. We plan to open 15 stores in fiscal 2017 and between 13 and 16 stores in fiscal 2018. We currently estimate capital expenditures will total approximately $450 million in fiscal 2017.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, September 21, 2016. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 24693784. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A webcast replay of the call will be available at investors.carmax.com through December 19, 2016. A telephone replay also will be available through September 28, 2016, and may be accessed by dialing 1-855-859-2056 (international callers dial 1-404-537-3406). The conference I.D. for both domestic and international callers is 24693784.

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Third Quarter Fiscal 2017 Earnings Release Date

We currently plan to release results for the third quarter ending November 30, 2016, on Tuesday, December 20, 2016, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early December 2016.

About CarMax

CarMax is the nation’s largest retailer of used cars and operates more than 160 stores in 38 states nationwide. CarMax revolutionized the auto industry by delivering the honest, transparent and high-integrity car buying experience customers want and deserve. For more than 20 years, CarMax has made car buying more ethical, fair and stress-free by offering a no-haggle, no-hassle experience and an incredible selection of vehicles. CarMax makes selling your car easy too, by offering no-obligation appraisals good for seven days. At CarMax, we’ll buy your car even if you don’t buy ours®. CarMax has more than 22,000 associates nationwide and for 12 consecutive years has been named as one of the Fortune 100 Best Companies to Work For®. During the twelve months ended February 29, 2016, the company retailed 619,936 used vehicles and sold 394,437 wholesale vehicles at its in-store auctions. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins, expenses, capital expenditures, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in the competitive landscape and/or our failure to successfully adjust to such changes.

•	Events that damage our reputation or harm the perception of the quality of our brand.

•	Changes in general or regional U.S. economic conditions.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Changes in consumer credit availability provided by our third-party financing providers.

•	Changes in the availability of extended protection plan products from third-party providers.

•	Our inability to recruit, develop and retain associates and maintain positive associate relations.

•	The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer or associate information.

•	Significant changes in prices of new and used vehicles.

•	A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Factors related to geographic growth, including the inability to acquire or lease suitable real estate at favorable terms or to effectively manage our growth.

•	The failure of key information systems.

•	The effect of various litigation matters.

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•	Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.

•
The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	Factors related to seasonal fluctuations in our business.

•	The occurrence of severe weather events.

•	Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2016, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4391. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Contacts:

Investors:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

Media:
pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended August 31				Six Months Ended August 31
(In thousands except per share data)	2016	% (1)	2015	% (1)	2016	% (1)	2015	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$3,300,814	82.6	$3,150,220	81.1	$6,729,788	82.8	$6,442,878	81.6
Wholesale vehicle sales	560,402	14.0	591,774	15.2	1,128,143	13.9	1,168,399	14.8
Other sales and revenues	136,032	3.4	142,919	3.7	265,703	3.3	288,524	3.7
NET SALES AND OPERATING REVENUES	3,997,248	100.0	3,884,913	100.0	8,123,634	100.0	7,899,801	100.0
Cost of sales	3,451,886	86.4	3,363,543	86.6	7,005,635	86.2	6,834,637	86.5
GROSS PROFIT	545,362	13.6	521,370	13.4	1,117,999	13.8	1,065,164	13.5
CARMAX AUTO FINANCE INCOME	95,969	2.4	98,279	2.5	196,727	2.4	207,387	2.6
Selling, general and administrative expenses	366,126	9.2	330,784	8.5	746,356	9.2	680,563	8.6
Interest expense	13,904	0.3	7,450	0.2	24,992	0.3	14,553	0.2
Other (income) expense	(435)	—	1,593	—	(1,051)	—	1,634	—
Earnings before income taxes	261,736	6.5	279,822	7.2	544,429	6.7	575,801	7.3
Income tax provision	99,374	2.5	107,594	2.8	206,707	2.5	221,599	2.8
NET EARNINGS	$162,362	4.1	$172,228	4.4	$337,722	4.2	$354,202	4.5
WEIGHTED AVERAGE COMMON SHARES:
Basic	191,539		207,249		192,534		207,969
Diluted	193,623		209,648		194,437		210,645
NET EARNINGS PER SHARE:
Basic	$0.85		$0.83		$1.75		$1.70
Diluted	$0.84		$0.82		$1.74		$1.68

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	August 31	February 29	August 31
(In thousands except share data)	2016	2016 (1)	2015 (1) (2)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$316,031	$37,394	$100,477
Restricted cash from collections on auto loan receivables	380,663	343,829	335,075
Accounts receivable, net	94,577	132,171	100,832
Inventory	1,918,803	1,932,029	1,911,549
Other current assets	45,273	26,358	45,459
TOTAL CURRENT ASSETS	2,755,347	2,471,781	2,493,392
Auto loan receivables, net	10,131,378	9,536,892	9,116,512
Property and equipment, net	2,326,178	2,161,698	2,016,520
Deferred income taxes	152,840	161,862	177,002
Other assets	138,589	127,678	127,497
TOTAL ASSETS	$15,504,332	$14,459,911	$13,930,923

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$486,943	$441,746	$453,864
Accrued expenses and other current liabilities	246,053	245,909	226,371
Accrued income taxes	205	2,029	1,169
Short-term debt	361	428	2,122
Current portion of finance and capital lease obligations	13,145	14,331	21,584
Current portion of non-recourse notes payable	337,656	300,750	296,867
TOTAL CURRENT LIABILITIES	1,084,363	1,005,193	1,001,977
Long-term debt, excluding current portion	797,357	713,910	298,802
Finance and capital lease obligations, excluding current portion	427,273	400,323	357,825
Non-recourse notes payable, excluding current portion	9,906,016	9,206,425	8,835,783
Other liabilities	226,978	229,274	225,552
TOTAL LIABILITIES	12,441,987	11,555,125	10,719,939

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 191,079,104 and 194,712,234 shares issued and outstanding as of August 31, 2016 and February 29, 2016, respectively	95,540	97,356	102,465
Capital in excess of par value	1,175,166	1,130,822	1,161,678
Accumulated other comprehensive loss	(66,582)	(70,196)	(66,149)
Retained earnings	1,858,221	1,746,804	2,012,990
TOTAL SHAREHOLDERS’ EQUITY	3,062,345	2,904,786	3,210,984
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$15,504,332	$14,459,911	$13,930,923

(1) In connection with our adoption of Financial Accounting Standards Board (“FASB”) ASU 2015-3 during the first quarter of fiscal 2017, debt issuance costs have been reclassified from other assets to a reduction of the carrying amount of the related debt liability. Prior period amounts have been reclassified to conform to the current period’s presentation.
(2) In connection with our adoption of FASB ASU 2015-17 during the fourth quarter of fiscal 2016, current deferred tax assets have been reclassified to noncurrent assets. Prior period amounts have been reclassified to conform to the current period’s presentation.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended August 31
(In thousands)	2016	2015
OPERATING ACTIVITIES:
Net earnings	$337,722	$354,202
Adjustments to reconcile net earnings to net cash
used in operating activities:
Depreciation and amortization	83,013	65,188
Share-based compensation expense	60,561	33,506
Provision for loan losses	62,349	39,244
Provision for cancellation reserves	35,893	42,459
Deferred income tax provision (benefit)	6,728	(738)
Other	302	1,810
Net decrease (increase) in:
Accounts receivable, net	37,594	36,858
Inventory	13,226	175,325
Other current assets	(16,993)	(1,923)
Auto loan receivables, net	(656,835)	(720,252)
Other assets	732	371
Net increase (decrease) in:
Accounts payable, accrued expenses and other current
liabilities and accrued income taxes	46,114	(58,705)
Other liabilities	(50,247)	(52,089)
NET CASH USED IN OPERATING ACTIVITIES	(39,841)	(84,744)
INVESTING ACTIVITIES:
Capital expenditures	(214,587)	(145,727)
Proceeds from sales of assets	2	1,419
Increase in restricted cash from collections on auto loan receivables	(36,834)	(40,953)
Increase in restricted cash in reserve accounts	(7,114)	(5,484)
Release of restricted cash from reserve accounts	2,434	1,643
Purchases of money market securities, net	(3,439)	(6,126)
Purchases of trading securities	(2,863)	(4,355)
Sales of trading securities	244	101
NET CASH USED IN INVESTING ACTIVITIES	(262,157)	(199,482)
FINANCING ACTIVITIES:
(Decrease) increase in short-term debt, net	(67)	1,337
Proceeds from issuances of long-term debt	1,310,800	20,000
Payments on long-term debt	(1,225,800)	(30,000)
Cash paid for debt issuance costs	(9,009)	(2,981)
Payments on finance and capital lease obligations	(5,916)	(9,741)
Issuances of non-recourse notes payable	4,844,000	5,106,805
Payments on non-recourse notes payable	(4,107,206)	(4,424,340)
Repurchase and retirement of common stock	(266,025)	(369,210)
Equity issuances	33,026	37,157
Excess tax benefits from share-based payment arrangements	6,832	28,070
NET CASH PROVIDED BY FINANCING ACTIVITIES	580,635	357,097
Increase in cash and cash equivalents	278,637	72,871
Cash and cash equivalents at beginning of year	37,394	27,606
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$316,031	$100,477

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